Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE	2005-19

CELLSTAR ANNOUNCES FURTHER DELAY IN SEC FILING

CARROLLTON, TEXAS, May 26, 2005 – CellStar (Nasdaq: CLSTE), a value-added wireless logistics services leader, today announced that it will be unable to file its Form 10-K for fiscal 2004 by May 31, 2005 as previously announced. The Audit Committee of the Company’s Board of Directors needs more time to complete its independent review of certain accounts receivable and revenue issues in the Asia Pacific Region.

As a result of the delay, the Company expects to be delisted from The Nasdaq National Market. The Company’s common stock may be quoted in the Pink Sheets, which provide electronic quotation information. However, the Company can give no assurance the common stock will be so quoted.

Also, as a result of not filing its Form 10-K for fiscal 2004 by May 31, 2005, the Company will be in violation of its secured domestic revolving credit facility. The Company has talked to Wells Fargo Foothill and requested an extension to file its Form 10-K, but there can be no assurance that the waiver will be granted.

The Company has retained the services of Raymond James & Associates, Inc. to act as its investment banking advisor to assist the Company with the evaluation of its financial and strategic alternatives.

About CellStar Corporation

CellStar Corporation is a leading global provider of value-added logistics services to the wireless communications industry, with operations primarily in the North American, Latin American and Asia-Pacific regions. CellStar facilitates the effective and efficient distribution of handsets, related accessories and other wireless products from leading manufacturers to network operators, agents, resellers, dealers and retailers. CellStar also provides activation services in some of its markets that generate new subscribers for wireless carriers. Additional information about CellStar may be found on its Web site at www.cellstar.com.

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This news release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. A variety of risk factors, including the Company’s ability to implement its business strategies, to maintain its channels of distribution, continue to secure an adequate supply of competitive products on a timely basis and on commercially reasonable terms, improve its operating margins, secure adequate financial resources, maintain an adequate system of internal control, comply with debt covenants, and continually turn its inventories and accounts receivable, as well as changes in foreign laws, regulations and tariffs, new technologies, system implementation difficulties, competition, handset shortages or overages, terrorist acts, a decline in consumer confidence and continued economic weakness in the U.S. and other countries in which the Company does business and other risk factors, are discussed in the Company’s Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. Any one, or a combination of these risk factors could cause CellStar’s actual results to vary materially from anticipated results or other expectations expressed in the Company’s forward-looking statements.

Contact:	Sherrian Gunn
972-466-5031
ir@cellstar.com

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